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Party A: Fubon Life Assurance Co., Ltd.

Party B: Law Insurance Broker Co., Ltd.

Party A mandates Party B for the promotion of life insurance, and both parties set forth terms and condition as fellows:

Article 1 Terms of contract

This Contract is effective on Jan 1, 2004. The first contract year will be Dec 31, 2004. The Contract shall be extended for one year when both parties are absent of any violation of law or the content of the Contract. The intent of termination of one party shall be expressed in written form.

Article 2 Scope of Cooperation

The Scope of Cooperation which is authorized by Party A are as fellows:

1.	Party B is entitled to recommend Party A’s life insurance products to the clients.
2.	Party B is entitled to collect the initial premium for the Party A.
3.	Party B is entitled to collect the proposal of proposer, of the insured and of the beneficiary; collect the application of modification of the insurance contract; collect the application of filing the insurance claim. Above-mentioned documents shall be submitted to Party A within 3 days.
4.	Any other business that is stated in a written form.

Article 3 Payment of brokerage of Party B

1.	Payment of brokerage of Party B is specifically stated in appendix 1 and 2. Although Party A remains the right of adjusting the payment mentioned above.

Article 4 Rights and obligations of Party A and Party B

1.	Rights of obligation of Party A
(1)	Party A shall provide training for Party B’s agents to meet the test requirement of Insurance Institute of R.O.C., and acquire the certificate of selling invest-linked product of the Institute. Certain fees are to be paid by Party B.
(2)	Party A shall provide any kinds of forms that are needed for the application, business promotion and insurance services.
(3)	Party A shall provide propagandized materials related to invest-linked products, and the fees are to be paid by Party B.

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2.	Rights of obligation of Party B
(1)	Party A shall terminate this Contract if Party B fail to reach 2,400,000 NT for first-year commission of the promised amount or for each of contract year, continuity rate of the 13th month must be over 65%.
(2)	Party B shall conduct its business under Insurance Act, Regulations Governing the Supervision of Insurance Agencies, Regulations Governing the Supervision of Insurance Brokers, Regulations Governing the Supervision of Insurance Solicitors and any other related Acts or laws. If Party B causes any damages to Party A resulting from the violation of above-mentioned acts, Party B shall be indemnity.
(3)	Party B shall follow the agreed procedure for the premium receipt.
(4)	If the termination of insurance contract results from the willful concealment of the clients, Party B shall return all the commission to Party A.
(5)	Party B shall provide insurance services that are in the scope of cooperation for the policyholder.

Article 5 Substitution of insurance contract

Party B is not entitled to receive the payment of initial commission, when the insured’s former primary insurance policy or secondary long-term life insurance is paid up, rollover, reduce the amount of insurance, default, or surrender 6 months before the new insurance contract is entered. Party B shall return the commission to Party A in the above-mentioned circumstances although it is paid. The amount of difference between former contract and new contract is taking care by the payment of brokerage.

Article 6 Non-competition agreement

Party B shall not cooperate or provide any business opportunities with any solicitors who are already engaging in business with Party A.

Article 7 Successor of the contract

Party B shall notify Party A after noticing that the representative officer or signing officer is not capable of fully operating their duties. The successor(s) of the contract shall admit the existing contract within 7 days or otherwise the existing contract will be deed terminated.

Article 8 Termination of the contract

The conditions of terminating the contract are set as fellows:

1.	Party A is entitled to directly terminate the Contract after noticing Party B when the Party B violates the content on the Contract. If any, Party B shall be responsible for any damage incurred from it. Party A is entitled to prepaid the amount of damage from the undistributed commission.
2.	The termination of the Contract is base on mutual consents by both parties. Party A is entitled to terminate the Contract immediately when Party B held accountability.

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Article 9 Payment of commission after the termination of the Contract

When the Contract terminates, Party A agreed continuously to pay the brokerage of regular life insurance to Party B in accordance with the rate on brokerage stated in the appendix 1 below. Part B is entitled to appoint successor for the succession of the brokerage in case of Party B is suspended by administrative. Party A agreed to pay the due brokerage of insurance service to Party B on February the following year, only if the premium paid exceeds 80%. Execution of cooperation of life accident policy and group policy determines by realistic factors.

Article 10

Party B’s renewed certificate shall be submitted to Party A for inspection.

Article 11 Content of the Contract

The content of the Contract includes this Contract, forms and ancillary documents.

Article 12 Treatment of disputes

The jurisdiction of court is chosen to be a jurisdiction of district court of Party A’s main office.

Article 13

This Contract has two copies of the same form. Each party holds one.